EXHIBIT 2.1
ASSET PURCHASE AGREEMENT
by and among
TALEO CORPORATION
as Buyer,
JOBFLASH, INC.
as Seller,
and with respect to Articles X, XI and XII,
U.S. BANK NATIONAL ASSOCIATION
as Escrow Agent
Dated as of March 2, 2007

(Continued)

(Continued)

(Continued)

Exhibit A	Form of Offer Letter
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of Bill of Sale
Exhibit D	Form of Assumption Agreement
Exhibit E	Form of Legal Opinion

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 2, 2007 by and among Taleo Corporation, a Delaware corporation (“Buyer”), JobFlash, Inc., a Delaware corporation (“Seller”), and with respect to Articles X, XI and XII, U.S. Bank National Association as Escrow Agent.
RECITALS
     WHEREAS, Seller is, among other things, engaged in the business of providing talent management and human resource solutions (such business and operations as presently conducted by Seller being referred to herein as the “Business”).
     WHEREAS, the Business is comprised of certain assets and liabilities currently owned or used by Seller.
     WHEREAS, Seller desires to sell, transfer, and assign to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets (as hereinafter defined), and Buyer is willing to assume, the Assumed Liabilities (as hereinafter defined), in each case as more fully described and upon the terms and subject to the conditions set forth herein (the “Asset Acquisition”).
     WHEREAS, a portion of the consideration otherwise payable by Buyer in connection with the Asset Acquisition shall be deposited by Buyer into an escrow account as security for the indemnification obligations set forth in this Agreement.
     WHEREAS, concurrent with the execution and delivery of this Agreement, as a condition and further inducement to Buyer to enter into this Agreement, (i) the Identified Employees (as hereinafter defined) are entering into offer letters in substantially the form attached hereto as Exhibit A (collectively, the “Offer Letters”), and (ii) Buyer and Seller are entering into a Transition Services Agreement in the form attached hereto as Exhibit B (the “Transition Services Agreement”).
     NOW, THEREFORE, in consideration of the covenants, representations, warranties and mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Capitalized Terms. The following capitalized terms shall have the meanings set forth below:
          (a) “Actions or Proceedings” shall have the meaning set forth in Section 3.4(d).
          (b) “Assumed Liabilities” shall have the meaning set forth in Section 2.2(a).

          (c) “Affiliate” shall mean, as to any specified Person, any other Person that controls, is controlled by or is under common control with such specified Person, but only so long as such control exists. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such specified Person, whether through ownership of voting securities or other interest, by contract or otherwise.
          (d) “Books and Records” shall mean all materials, papers and records (in paper or electronic format) in Seller’s care, custody, or control and employed by Seller and used in, or relating to, the Business (including the purchasing, sales and return materials, authorization records, customer and vendor lists, accounting and financial records, product documentation, product specifications, marketing requirement documents, end user documentation, packaging materials, brochures, user manuals, graphics, artwork and software release orders.
          (e) “Business” shall have the meaning set forth in the Recitals hereto.
          (f) “Closing” shall have the meaning set forth in Section 3.1.
          (g) “Closing Consideration” shall mean the Purchase Price, less (i) the Maveron Payoff Amount, (ii) the Mosaic Payoff Amount, (iii) the Square 1 Payoff Amount, and (iv) the Escrow Amount.
          (h) “Closing Date” shall have the meaning set forth in Section 3.1.
          (i) “Code” shall mean the Internal Revenue Code of 1986, as amended.
          (j) “Employee” shall mean any current, former or retired employee, consultant or director of Seller or any ERISA Affiliate who has provided services to the Business.
          (k) “Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other material arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including, without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by Seller for the benefit of any Employee, or with respect to which Seller or any ERISA Affiliate has or may have any liability or obligation to any Employee.
          (l) “Employment Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between Seller or any ERISA Affiliate and any Employee.
          (m) “Employment Liabilities” shall mean any and all claims, debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto arising under law, rule, regulation, permit, action or proceeding before any Governmental Entity, order or consent decree or any award of any arbitrator of any kind relating to any Employee Plan, Employment Agreement or otherwise relating to an Employee and his or her employment with Seller or any ERISA Affiliate.

          (n) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.
          (o) “ERISA Affiliate” shall mean each subsidiary of Seller and any other person or entity under common control with Seller or any of its subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.
          (p) “Escrow Agent” shall mean U.S. Bank National Association.
          (q) “Escrow Amount” shall mean $450,000.
          (r) “Escrow Fund” shall mean the Escrow Amount deposited with the Escrow Agent.
          (s) “Excluded Assets” shall mean those items listed on Schedule 1.1(s).
          (t) “Excluded Liabilities” shall have the meaning set forth in Section 2.2(a).
          (u) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
          (v) “Governmental Entity” shall mean any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission.
          (w) “Identified Employees” shall mean the Persons listed on Schedule 1.1(w).
          (x) “Intellectual Property Rights” shall mean any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (collectively, “Patents”); (ii) all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, and all documentation therefor; (iii) all works of authorship, copyrights (registered or otherwise), mask works, copyright and mask work registrations and applications and all other rights corresponding thereto throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Copyrights”); (iv) all industrial designs and any registrations and applications therefor; (v) all trade names, logos, trademarks and service marks, whether or not registered, including all common law rights, and trademark and service mark registrations and applications, including but not limited to all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Trademarks”); (vi) all databases and data collections (including knowledge databases, customer lists and customer databases); (vii) all rights in Software and Technology; (viii) all rights to Uniform Resource Locators, Web site addresses and domain names (collectively, “Domain Names”); and (ix) any similar, corresponding or equivalent rights to any of the foregoing or in any Technology.
          (y) “IRS” shall mean the Internal Revenue Service.

          (z) “Key Employees” shall mean those Persons listed on Schedule 1.1(z).
          (aa) “Liability” shall mean any liability or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, incurred or consequential or due or to become due), including any liability for Taxes.
          (bb) “Lien” shall mean any mortgage, pledge, lien, security interest, charge, claim, equity, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.
          (cc) “Maveron Payoff Amount” shall mean the amount payable to satisfy and release in full the indebtedness of Seller as of the Closing Date pursuant to the Convertible Secured Promissory Note Purchase Agreement dated October 5, 2006 between Seller and entities affiliated with Maveron Equity Partners.
          (dd) “Mosaic Payoff Amount” shall mean the amount payable to satisfy and release in full the indebtedness of Seller as of the Closing Date pursuant to the Convertible Secured Promissory Note Purchase Agreement dated October 5, 2006 between Seller and Mosaic Venture Partners II Limited Partnership.
          (ee) “Multiemployer Plan” shall mean any Pension Plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA.
          (ff) “Pension Plan” shall refer to each Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
          (gg) “Person” shall mean an individual, partnership, firm, corporation, association, joint venture, trust, unincorporated organization or other entity, including any Governmental Entity or any department, agency or political subdivision thereof and any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
          (hh) “Products” means those items listed on Schedule 1.1(hh) (including any similar works under development).
          (ii) “Purchase Price” shall mean $3,018,500.
          (jj) “Purchased Assets” shall have the meaning set forth in Section 2.1.
          (kk) “Purchased Inventories” shall mean the Inventories set forth on Schedule 1.1(kk).
          (ll) “Purchased Tangible Property” shall mean the tangible property set forth on Schedule 1.1(ll).
          (mm) “Registered IP” shall mean all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

          (nn) “Return” shall have the meaning set forth in Section 5.14.
          (oo) “Software” shall mean any and all computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), operating systems and specifications, design tools and user interfaces, in any form or format, however fixed. Software shall include source code listings and documentation.
          (pp) “Square 1 Payoff Amount” shall mean the amount payable to satisfy and release in full the indebtedness of Seller as of the Closing Date pursuant to the Loan and Security Agreement dated December 15, 2005 and related documents between Seller and Square 1 Bank.
          (qq) “Straddle Period Tax” shall have the meaning set forth in Section 7.12(c).
          (rr) “Tax” or, collectively, “Taxes,” shall mean (i) any and all federal, state, local and non U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, as well as public imposts, fees, and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.
          (ss) “Technology” shall mean all information related to, constituting or disclosing, and all tangible copies and embodiments in any media of, technology, including all know-how, show-how, techniques, design rules, trade secrets, inventions (whether or not patented or patentable), algorithms, routines, Software, files, databases, works of authorship, processes, devices, prototypes, schematics, breadboards, netlists, mask works, test methodologies, hardware development tools.
          (tt) “Transferred Agreements” shall mean those agreements between Seller and a third party listed on Schedule 1.1(tt).
          (uu) “Transferred IP” shall mean all Intellectual Property Rights, existing as of the Closing, owned or transferable by Seller related to, used in or necessary for the operation of the Business, including all Intellectual Property Rights and Technology listed or described on Schedule 1.1(uu), and all rights to recover past, present and future damages for infringement of such Intellectual Property Rights.
          (vv) “Transferred Technology” shall mean all Technology, existing as of the Closing, owned or transferable by Seller related to, used in or necessary for the operation of the Business, including the Technology constituting the Products, as set forth on Schedule 1.1(vv). To the extent that any Software constitutes Transferred Technology, all versions of such Software and Software from which such Software was derived, in both source and object code form, shall be included as Transferred Technology.
          (ww) “Transfer Taxes” shall have the meaning set forth in Section 3.3.

ARTICLE II
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES
     2.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller hereby sells, conveys, transfers and assigns to Buyer, free and clear of all Liens, and Buyer hereby purchases from Seller, the following assets:
          (a) the Transferred Technology;
          (b) the Transferred IP;
          (c) all rights of Seller under the Transferred Agreements;
          (d) all Purchased Inventories;
          (e) all Purchased Tangible Property;
          (f) all Books and Records;
          (g) all other assets of Seller related to, used in or necessary for the operation of the Business (other than the Excluded Assets); and
          (h) all other goodwill of the Business.
     All of the assets referred to in Sections 2.1(a) through 2.1(h), inclusive, are collectively referred to herein as the “Purchased Assets.” Without limiting the generality of this Section 2.1, the Purchased Assets shall not include the Excluded Assets.
     2.2 Assumption of Certain Liabilities.
          (a) Buyer shall not assume any Liabilities of Seller except for those Liabilities which Buyer expressly assumes pursuant to this Section 2.2(a). On the terms and subject to the conditions of this Agreement, Buyer shall, on the Closing Date, assume the Liabilities of Seller as of the Closing Date listed on Schedule 2.2(a) (the “Assumed Liabilities”). Notwithstanding any on Schedule 2.2(a) to the contrary, Buyer is not assuming any liabilities arising from periods prior to the Closing Date.
          (b) Seller shall retain and be responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility for, all Liabilities of Seller as of the Closing Date other than the Assumed Liabilities (the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include, without limitation, any of the following Liabilities (other than the Assumed Liabilities):
               (i) any Liability arising from or related to the operations of Seller, whenever arising or incurred, or the ownership of the Products and the Purchased Assets by Seller through the Closing Date;
               (ii) any Employment Liability;

               (iii) claims (including any threatened claims) for death, personal injury, property damage or consequential, punitive, or other damages relating to or arising out of any business conducted by Seller;
               (iv) the violation or alleged violation of any law, including but not limited to, laws relating to civil rights, health, safety, labor, discrimination, and protection of the environment;
               (v) claims (including any threatened claims) of creditors of Seller;
               (vi) claims (including any threatened claims) relating to the disposal or arrangement for disposal by Seller of any hazardous substance at any site, location or facility (whether or not owned or leased by Seller);
               (vii) any obligation of Seller to indemnify any Person;
               (viii) any Taxes of Seller, including any liability for Taxes arising from or attributable to Seller’s operation of the Business or use or ownership of the Purchased Assets for all taxable periods (or portions thereof) ending on or prior to the Closing Date, and including any Transfer Taxes and Straddle Period Taxes attributable to Seller pursuant to this Agreement; and
               (ix) any liability or obligation of Seller for costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby and thereby.
ARTICLE III
CLOSING; PURCHASE PRICE
     3.1 Closing. Subject to the terms and conditions of this Agreement, the closing hereunder (the “Closing”) shall take place at 10:00 a.m. local time on a date within three (3) business days of the satisfaction or waiver of the last of the conditions to closing set forth in Article VIII and Article IX hereof at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, CA 94304, or at such other place and time as may be agreed upon by the parties. The date on which the Closing shall occur is referred to herein as the “Closing Date.”
     3.2 Purchase Price; Settlement of Net Accounts Receivable.
          (a) At the Closing, Buyer will pay the Purchase Price as follows:
               (i) Buyer shall deliver to Seller the Closing Consideration by wire transfer of immediately available funds to an account designated by Seller;
               (ii) Buyer shall deliver to Maveron Equity Partners the Maveron Payoff Amount by wire transfer of immediately available funds to an account designated by Maveron Equity Partners;
               (iii) Buyer shall deliver to Mosaic Equity Partners the Mosaic Payoff Amount by wire transfer of immediately available funds to an account designated by Mosaic Equity Partners;
               (iv) Buyer shall deliver to Square 1 Bank the Square 1 Payoff Amount by wire transfer of immediately available funds to an account designated by Square 1 Bank; and

               (v) Buyer shall deposit the Escrow Amount into the Escrow Fund in accordance with the provisions of Section 10.3 hereof.
          (b) In addition, at the Closing, Buyer will pay fifty percent (50%) of the “Amount owed to JF from Taleo” set forth on Schedule 3.2(b) (the “First Settlement”).
          (c) Sixty (60) days following the Closing (the “Settlement Date”), Buyer will pay to Seller the remaining fifty percent (50%) of the “Amount owed to JF from Taleo” set forth on set forth on Schedule 3.2(b) (the “Second Settlement”); provided, however, that an amount equal to the product of (i) the “AR 02/28/07” amount set forth on Schedule 3.2(b) (the “Outstanding AR”), and (ii) the percentage of Outstanding AR not received or collected by Buyer or Seller as of three business days prior to the Settlement Date (the “Uncollected AR Percentage”) (the product of (i) and (ii), the “Non-Collected AR”), shall be subtracted from the Second Settlement. For purposes of clarity, if the Non-Collected AR exceeds the Second Settlement, Buyer shall not make any payment to Seller.
          (d) Buyer and Seller shall use commercially reasonable efforts to collect the Outstanding AR, or Seller shall use commercially reasonable efforts to assist Buyer in collecting the Outstanding AR, during the period from the Closing to the Settlement Date (the “Settlement Period”). During the Settlement Period, Seller will provide to Buyer any payments of Outstanding AR by Seller within three (3) business days of receipt by such moneys by Seller. Three (3) business days prior to the Settlement Date, Buyer shall provide Seller with a schedule (the “AR Collection Schedule”) of (i) any payments of Outstanding AR either received by Buyer during the Settlement Period or delivered by Seller to Buyer during the Settlement Period and (ii) the Uncollected AR Percentage. The AR Collection Schedule shall be conclusive and binding upon Buyer and Seller for all purposes.
          (e) Seller acknowledges that $18,500 of the Purchase Price will be paid to Sara Brantley by Seller following the Closing, and that Buyer is not responsible for paying this amount to Sara Brantley.
     3.3 Transfer Taxes. Seller shall be responsible for and shall pay when due any sales, use, value-added, gross receipts, excise, registration, stamp duty, transfer or other similar taxes or governmental fees (including any interest or penalties related thereto) that may be payable in connection with the sale or purchase of the Purchased Assets (the “Transfer Taxes”). The parties hereto shall cooperate, to the extent reasonably requested and permitted by applicable law, in minimizing any such Transfer Taxes, including but not limited to the transfer by remote electronic transmission of all Purchased Assets capable of being so transmitted and the delivery of certificates evidencing such electronic transmission. The party required by law to file a Return with respect to such Transfer Taxes shall do so within the time period prescribed by law, and Seller shall promptly reimburse Buyer for any Transfer Taxes so paid by Buyer upon receipt of notice that such Transfer Taxes have been paid.
     3.4 Further Assurances; Post-Closing Cooperation.
          (a) At any time or from time to time after the Closing, at Buyer’s request, at no cost to Buyer and without further consideration, Seller shall execute and deliver to Buyer such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Buyer may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Buyer, and to confirm Buyer’s title to, all of the Purchased Assets and, to the full extent permitted by law, to put Buyer in actual possession and operating control of the Purchased Assets, and to assist Buyer in exercising all rights with respect thereto, and otherwise to cause Seller to fulfill its obligations under this Agreement.

          (b) To the extent that Buyer cannot be granted possession in respect of any Purchased Asset as of the Closing Date, such Purchased Assets shall be held by Seller for and on behalf of Buyer until such time as Buyer is granted possession thereof and during such period Seller shall bear all risk of loss with respect to such assets.
          (c) Unless specifically authorized in writing by Buyer, after the Closing, Seller shall not retain or use any copy of any Transferred Technology or any other Purchased Asset that is capable of being copied, including any Software or materials constituting Transferred Technology.
          (d) Effective on the Closing Date, Seller hereby constitutes and appoints Buyer the true and lawful attorney of Seller, with full power of substitution, in the name of Seller or Buyer, but on behalf of and for the benefit of Buyer: (i) to demand and receive from time to time any and all of the Purchased Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all actions, suits, proceedings, arbitration, or governmental or regulatory investigations or audits (“Actions or Proceedings”) that Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets; (iii) to defend or compromise any or all Actions or Proceedings in respect of any of the Purchased Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Buyer shall deem desirable; provided, however, that if any of the actions authorized by this section could reasonably be determined to result in a claim for indemnification by Buyer against Seller, then Buyer shall not take any such actions without complying with the procedures set forth in ARTICLE X of this Agreement. Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason. Seller shall deliver to Buyer at the Closing an acknowledged power of attorney to the foregoing effect executed by Seller.
          (e) Following the Closing, Seller will afford Buyer, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data in Seller’s possession relating to the Products with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by Buyer in connection with: (i) the preparation of tax returns; (ii) the determination or enforcement of rights and obligations under this Agreement, including without limitation by any Indemnified Party (as defined in Section 10.2); (iii) compliance with the requirements of any Governmental Entity; or (iv) in connection with any actual or threatened Action or Proceeding.
     3.5 Preservation of the Purchased Assets. Seller hereby agrees to take all actions that are either commercially reasonable or which are otherwise consistent with past practices to preserve the value and integrity of the Purchased Assets prior to the transfer of such assets to Buyer pursuant to this Agreement.
     3.6 Allocation of Purchase Price. The parties hereto intend that the purchase be treated as a taxable transaction for federal and state income tax purposes. Within ninety (90) days of the Closing Date, Buyer shall provide Seller with an allocation among the Purchased Assets of the Purchase Price plus the amount of the Assumed Liabilities to the extent properly taken into account under Section 1060 of the Code and the regulations promulgated thereunder (the “Allocation”). The Allocation shall be conclusive and binding upon Buyer and Seller for all purposes, and the parties agree that all returns and reports (including IRS Form 8594) and all financial statements shall be prepared in a manner consistent with (and the parties shall not otherwise take a position on a Return that is inconsistent with) the Allocation unless required by the IRS or any other applicable taxing authority.

ARTICLE IV
DELIVERIES
     4.1 Deliveries of Seller. At the Closing, Seller will, at Seller’s sole cost, in the manner and form, and to the locations reasonably specified by Buyer, deliver to Buyer:
          (a) all of the Purchased Assets or, in the case of the Transferred IP or other intangible assets, such instruments as are necessary or desirable to document and to transfer title to such assets from Seller to Buyer; provided, however, that all Software included in the Transferred Technology shall be delivered to Buyer by electronic means;
          (b) (i) a duly executed Transition Services Agreement, (ii) a duly executed bill of sale and assignment for the Purchased Assets substantially in the form of Exhibit C hereto; (iii) assignments of the Transferred IP in form acceptable to Buyer and otherwise suitable for filing in all relevant jurisdictions, including the copyright registrations and assignments required pursuant to this Section 4.1; (iv) an assumption agreement in substantially the form of Exhibit D hereto pursuant to which Buyer shall assume the Assumed Liabilities; and (v) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Buyer’s counsel, as shall be effective to vest in Buyer good and valid title in and to the Purchased Assets (the instruments referred to in clauses (i), (ii), (iii), (iv) and (v) being collectively referred to herein as the “Ancillary Agreements”);
          (c) for each item of Registered IP included in the Transferred IP, an assignment in form reasonably acceptable to Buyer to record the transfer of such Registered IP to Buyer in each place in which such Intellectual Property Rights are registered;
          (d) (i) all of the Transferred Agreements, and (ii) for each such Transferred Agreement, to the extent required by its terms, a written agreement in a form satisfactory to Buyer, signed by the party or parties (other than Seller) to such Transferred Agreement pursuant to which such party or parties thereto: (A) consent to the transfer and assignment of such Transferred Agreement to Buyer; and (B) confirm that Buyer will have all rights that Seller had under such Transferred Agreement prior to the Closing;
          (e) all other previously undelivered documents required to be delivered by Seller to Buyer at or prior to the Closing in connection with the transactions contemplated by this Agreement; and
          (f) all such other assignments and other instruments as, in the opinion of Buyer’s counsel, are necessary to vest in Buyer good, valid and marketable title to the Purchased Assets.
     4.2 Deliveries of Buyer. At the Closing, Buyer shall deliver to Seller the payment payable on the Closing Date as provided in Section 3.2 hereof.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
     Except as specifically disclosed in the disclosure schedule attached hereto (the “Disclosure Schedule”) (referencing the appropriate section and paragraph numbers), Seller hereby represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, as follows:

     5.1 Organization, Good Standing and Qualification. Seller is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. Seller has all requisite corporate power and authority to own its properties and to carry on its business as now conducted and as currently contemplated to be conducted. Seller is duly qualified to transact business and is in good standing in all jurisdictions in which the nature of its respective business or of its respective properties makes such qualification necessary. Seller has delivered a true and correct copy of its certificate of incorporation and bylaws, each as amended to date and in full force and effect on the date hereof, to Buyer.
     5.2 Authority. Seller has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and, subject to satisfaction of the conditions set forth herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller, and no further action is required on the part of Seller to authorize the Agreement and the transactions contemplated hereby. This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by Seller, and this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies.
     5.3 No Conflict. The execution and delivery of this Agreement and the Ancillary Agreements does not or will not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under (a) any provision of the certificate of incorporation or the bylaws of Seller, (b) any mortgage, lease, indenture, contract or other agreement or instrument, permit, concession, franchise or license to which Seller is a party or any of the Purchased Assets are subject, or (c) any judgment, order or decree specifically naming Seller or the Purchased Assets, or (d) any statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets.
     5.4 Consents and Approvals. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.
     5.5 Restrictions on Transaction. There is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which Seller is a party binding upon the Purchased Assets which has or may have the effect of prohibiting the Asset Acquisition or impairing the use of the Purchased Assets.
     5.6 Capitalization.
          (a) The authorized capital stock of Seller consists of 26,817,483 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of which 2,712,833 shares are issued and outstanding, and 19,307,517 shares of the Preferred Stock, par value $0.0001 per share (the “Preferred Stock,” and together with the Common Stock, the “Capital Stock”), of which (i) 1,693,997 are designated Series A Preferred Stock, all of which are issued and outstanding, (ii) 4,238,520 are designated Series B Preferred Stock, all of which are issued and outstanding, (iii) 3,375,000 are designated Series B-1 Preferred Stock, 3,125,000 of which are issued and outstanding. Each share of Preferred Stock is convertible on a one-share for one-share basis into Company Common Stock. Seller has issued and outstanding warrants for the purchase of an aggregate of 31,250 shares of Series B-1 Preferred Stock. A list of major stockholders is set forth in Section 5.6(a) of the Disclosure Schedule. All outstanding shares of Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the certificate of incorporation and bylaws of Seller, or any agreement to which Seller is a party or by which it is bound. All outstanding shares of Capital Stock have been issued in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by Seller or any Stockholder) in accordance with any right of first refusal or similar right or limitation, including those in the certificate of incorporation and bylaws. Seller has not and will not have suffered or incurred any liability (contingent or otherwise) or claim, loss, liability, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Capital Stock, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). There are no declared or accrued but unpaid dividends with respect to any shares of Capital Stock. Seller has no other capital stock authorized, issued or outstanding.
          (b) Except for the Amended and Restated 2002 Equity Incentive Plan (the “Option Plan”), neither the Company nor any of its subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person. The Company has reserved a total of 1,883,000 shares of Common Stock for issuance under the Option Plan of which options to purchase 1,035,344 shares of Common Stock are outstanding and 129,823 shares are available to be granted as of the date hereof. True and complete copies of all agreements and instruments relating to or issued under the Option Plan have been provided to Buyer and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments, from the forms thereof provided to Buyer.
          (c) Section 5.6(c) of the Disclosure Schedule sets forth the outstanding principal, accrued interest and applicable rate of interest or per diem of all outstanding stockholder loans. Except as set forth in Section 5.6(a) and 5.6(b), there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which Seller is a party or by which Seller is bound obligating Seller to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Seller or obligating Seller to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Seller. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of Seller. There are no agreements to which Seller is or has been a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Capital Stock.
     5.7 Financial Statements. Section 5.7 of the Disclosure Schedule sets forth the unaudited balance sheets and related statements of income, changes in stockholder’s equity and cash flow as of and for the fiscal year ended January 31, 2007 (the “Financial Statements”). The Financial Statements are complete and true and accurate in all material respects, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Seller as of such dates and the results of operations for such periods.
     5.8 Business Changes. Since December 31, 2006, except as otherwise contemplated by this Agreement, (a) the Business has been conducted only in the ordinary and usual course consistent with past practices and (b) there have been no changes in the financial condition, business, assets, operations, obligations or liabilities of the Business which, in the aggregate, have had or may be reasonably expected to have a material adverse effect on the condition, business, assets, operations or prospects of the Business. To the knowledge of Seller, there are no circumstances which are likely to cause Seller to suffer any material adverse change in the condition, business, net worth, assets, operations or prospects of the Business.
     5.9 Sufficiency of Assets. Except for (i) the Excluded Assets, and (iii) any general corporate or administrative services provided to the Business by the Seller, the Purchased Assets include all assets and rights that are primarily used or held for use by Seller in the operation of the Business, and are necessary and sufficient for the conduct of the Business by Buyer following the Closing in the same manner as presently conducted by Seller. The Purchased Assets are in good operating condition and have been properly maintained.
     5.10 Title to Purchased Assets. Seller has good and valid title to all of the Purchased Assets (including the Transferred IP and the Transferred Technology) free and clear of any Liens (including liens for Taxes). The tangible assets of Seller included with the Purchased Assets are in good condition and repair, subject to normal wear and tear. Buyer shall be able to use the Purchased Assets and exercise, and enjoy the benefits of, the Purchased Assets in substantially the same manner as Seller, prior to the Closing, without infringing the rights of any third party.
     5.11 No Default.
          (a) Each of the Transferred Agreements is a valid and enforceable obligation of Seller. To the knowledge of Seller, no party to any Transferred Agreement is in default thereunder or has breached any term or provision thereof.
          (b) Seller has performed, or is now performing, the obligations of, and is not in material default (or, to the knowledge of Seller, would by the lapse of time and/or the giving of notice be in material default) in respect of, any contract, agreement or commitment binding upon it or its assets or properties and material to the conduct of the Business, including the Transferred Agreements. No third party has raised any claim, dispute or controversy with respect to any of the Transferred Agreements, nor has Seller received notice or warning of alleged nonperformance, delay in delivery or other noncompliance by Seller with respect to its obligations under any of those contracts, nor to the knowledge of Seller, are there any facts which exist indicating that any of those contracts may be totally or partially terminated or suspended by the other parties thereto prior to the expiration by their terms.
     5.12 Intellectual Property.
          (a) Schedule 1.1(uu) and Schedule 1.1(vv), listing the Transferred IP and the Transferred Technology, are complete and accurate.
          (b) Section 5.12(b) of the Disclosure Schedule lists all Transferred IP that is Registered IP and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any of the Registered IP. All such Registered IP is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use), is valid and enforceable, and is not subject to any unpaid maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. Seller has not claimed any status in the application for or registration of any Registered IP, including “small business status,” that would not be applicable to

Buyer. Seller has no knowledge of any information, materials, facts or circumstances, including any information or fact that would constitute prior art, that would render any of the Registered IP invalid or unenforceable, or would materially affect any pending application for any Registered IP, and Seller has not knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Registered IP that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any Registered IP.
          (c) Each item of the Transferred IP and Transferred Technology is free and clear of any Lien. Seller owns exclusively, and has good title to all works of authorship and all associated copyrights that are used or embodied in, the Transferred Technology, and no other Person has any other rights thereto, and to the extent that any patents would be infringed by the manufacture, use, sale or import of any Transferred Technology, Seller is the exclusive owner of such patents, or has or will have secured appropriate rights from the owner through license or other agreement to make, use, sell and import the Transferred Technology. No person other than Seller has ownership rights or license rights granted by Seller to an improvement made by or for Seller in any Transferred IP or Transferred Technology. Seller owns exclusively all trade names, trademarks and service marks, and logos used in connection with the operation or conduct of the Business, including the sale of any Products or the provision of any services. All Purchased Assets will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party.
          (d) To the extent that any Transferred IP or item of Transferred Technology was originally owned or created by, for or with any third party, including any predecessor of Seller, (i) Seller has a written agreement with such third party or parties with respect thereto, pursuant to which Seller has obtained complete, unencumbered and unrestricted ownership and is the exclusive owner of, all such Transferred IP and Transferred Technology by valid assignment or otherwise; (ii) the transfers and licenses from Seller to Buyer hereunder do not violate such third party agreements; (iii) such third parties have not retained and do not have any rights or licenses with respect to the Transferred IP or Transferred Technology; and (iv) no basis exists for such third party to challenge or object to this Agreement.
          (e) Seller has the full and unencumbered right to assign and transfer to Buyer all of Seller’s rights in and under the Transferred Agreements without incurring, or causing Buyer to incur, any obligation to any third party, including any royalty obligations, other than those obligations that Seller would have had had such transfer not taken place. Seller has not transferred ownership of, or granted any license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of any Transferred Technology or associated Intellectual Property Rights to any other Person.
          (f) The Purchased Assets, including the Transferred IP and the Transferred Technology, constitute or include all of the Intellectual Property Rights reasonably known by Seller that would be infringed by and other assets related to, used in or necessary for the current or reasonably anticipated future use, operation or exploitation of the Business and the Transferred Technology.
          (g) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of the Transferred Technology. No current or former employee, consultant or independent contractor of Seller, who was involved in, or who contributed to, the creation or development of any Transferred Technology has performed services for the government, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for Seller.

          (h) Seller has, and as a result of the transactions contemplated by this Agreement, Buyer will have, the right to use, pursuant to valid licenses, all Software development tools, library functions, compilers and all other third-party Software that are material to the Business or that are used in the Business to create, modify, compile, operate or support any Software (including the Products) that is Transferred Technology.
          (i) No third party Software that was not properly licensed was, or is, used in, incorporated into, integrated or bundled with, or used in the development or compilation (other than generally available commercial compilers) of, any Technology that is or was Transferred Technology or a Product.
          (j) Other than the Transferred Agreements, there are no contracts, licenses or agreements to which Seller is a party or is subject with respect to any Transferred Technology or the Transferred IP.
          (k) Seller does not have knowledge that any person is infringing the Transferred IP. Neither (i) the operation of the Business, including the making, using, selling, licensing and distribution of the Products, by Seller or, following the Closing, by Buyer, nor (ii) the Purchased Assets (including the Transferred Technology), did or will do: (A) infringe or misappropriate the Intellectual Property Rights of any Person; (B) violate the rights of any Person (including rights to privacy or publicity); or (C) constitute unfair competition or trade practices under the laws of any jurisdiction. Seller has not received notice from any Person claiming that the Transferred IP or the Transferred Technology is invalid, infringes or misappropriates the Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Seller have knowledge of any basis therefor).
          (l) Each item of Transferred IP is valid and subsisting, and all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Intellectual Property Rights. There are no actions that must be taken by Seller within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Intellectual Property Rights. In each case in which Seller has acquired any of the Transferred Technology from any person or entity, Seller has obtained a valid and enforceable assignment sufficient to irrevocably transfer or license all rights in such Transferred Technology and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to Buyer.
          (m) There are no contracts, licenses or agreements between Seller and any other person or entity with respect to the Purchased Assets, including the Transferred IP, under which there is any dispute known to Seller regarding the scope of such agreement or performance under such agreement, including with respect to any payments to be made or received by Seller thereunder.
          (n) Seller has taken all reasonable steps that are required to protect Seller’s rights in confidential information and trade secrets related to the Business. Any other Person who has knowledge of or access to information relating to the confidential information and trade secrets of the Business has been put on notice and, if appropriate, has entered into an agreement that the confidential information and trade secrets are proprietary to Seller and are not to be divulged or misused. All of the trade secrets are presently valid and protectable, are not part of the public domain, and to Seller’s knowledge have not been used, divulged, or appropriated for the benefit of any persons other than Seller or to the detriment of Seller. Seller has and enforces a policy requiring each employee and consultant of Seller to execute a proprietary rights and confidentiality agreement substantially in the form set forth in Section 5.12(n) of the Disclosure Schedule, and all current and former employees and consultants of Seller who have created or modified any of the Transferred Technology have executed such an agreement assigning all of such employees’ and consultants’ rights in and to the Transferred Technology and the Transferred IP to Seller.
          (o) None of the Purchased Assets is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or may affect the validity, use or enforceability of such Purchased Assets.
          (p) Section 5.12(p) of the Disclosure Schedule lists all software that is distributed as “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (collectively, “Open Source Software”) that has been incorporated into any Company Product in any way and describes the manner in which such Open Source Software was incorporated (such description shall include, without limitation, whether (and, if so, how) the Open Source Software was modified and/or distributed by Seller and whether (and if so, how) such Open Source Software was incorporated into and linked in any Product). Seller has not used Open Source Software in any manner that would or could (i) require the disclosure or distribution in source code form of any Product, (ii) require the licensing of any Product for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution of any Product, (iv) create, or purport to create, obligations for Seller with respect to Intellectual Property Rights owned by Seller or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property Rights owned by Seller or (v) impose any other material limitation, restriction, or condition on the right of Seller to use or distribute any Product. With respect to any Open Source Software that is or has been used by Seller or any of its Subsidiaries in any way, Seller has been and is in compliance with all applicable licenses with respect thereto.
          (q) The Transferred Technology and Products (i) will perform in accordance with all specifications therefor, (ii) will be free from all material bugs or defects, (iii) will function for its intended purpose, and (iv) will not contain any viruses, trap doors, time bombs or any harmful or undisclosed code.
          (r) No third party possesses any copy of any source code to any Software, other than a licensor of such software, that is Transferred Technology (including any Product), and Seller shall have delivered to Buyer all copies of, and Seller shall not have retained any copy of, any source code to any Software that is Transferred Technology.
          (s) None of the Software constituting the Products has been incorporated into, or is otherwise a substantial part of, any other Software of Seller, including Software previously owned by Seller.
          (t) Seller is not required to make or accrue any royalty payment to any third party in connection with any of the Purchased Assets or Transferred IP.
          (u) Seller has disclosed in writing to Buyer, all information relating to any problem or issue with respect to any of the Products which does, or may reasonably be expected to, adversely affect the value, functionality or fitness for the intended purpose of such Product.

          (v) Seller has delivered to Buyer complete and accurate records with respect to all documented fixes (including fixes currently in progress), problem lists, and maintenance of the Transferred Technology.
          (w) To the extent any Products are sold outside the United States, Seller has secured any export licenses that are necessary or appropriate for the distribution of the Products outside the United States.
     5.13 Restriction on Business Activities. There is no judgment, injunction, order or decree to which Seller is a party or otherwise binding upon Seller which has or may reasonably be expected to have the effect of prohibiting or impairing the Purchased Assets (including the Transferred IP and Transferred Technology) or as a result of the Agreement or the transaction contemplated hereby, limiting the freedom of Buyer to engage in any line of business or to compete with any Person. In addition, the Seller has not entered into any agreement under which the Seller is or the Buyer will be restricted from selling, licensing, manufacturing or otherwise distributing any of the Purchased Assets (including the Transferred IP and Transferred Technology) or Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.
     5.14 Taxes.
          (a) To the extent that failure to do so would adversely impact the Purchased Assets or the Buyer’s ownership of the Purchased Assets or operation of the Business, the Seller (a) has timely paid all Taxes it is required to pay and (b) has timely filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Purchased Assets or Seller’s Business and such Returns are true and correct and completed in accordance with applicable law.
          (b) Seller has timely paid or withheld with respect to its employees and other third parties (and timely paid over any withheld amounts to the appropriate Taxing authority) all federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld or paid.
          (c) Seller does not know of any basis for the assertion of any claim for any liabilities for unpaid Taxes for which Buyer would become liable as a result of the transactions contemplated by this Agreement or that would result in any Lien on any of the Purchased Assets.
          (d) There are no Liens with respect to any Taxes upon any of the Purchased Assets, other than with respect to Taxes not yet due and payable.
          (e) To the extent applicable to the Purchased Assets or the Buyer’s ownership of the Purchased Assets or operation of the Business, Seller has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against Seller, nor has Seller executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.
          (f) To the extent applicable to the Purchased Assets or the Buyer’s ownership of the Purchased Assets or operation of the Business, (i) no audit or other examination of any Return of Seller is presently in progress, nor has Seller been notified of any request for such an audit or other examination; (ii) no adjustment relating to any Return filed by Seller has been proposed formally or, to the knowledge of Seller, informally by any tax authority to Seller or any representative thereof; and (iii) no claim has ever been made by an authority in a jurisdiction where Seller does not file Returns that it is or may be subject to taxation by that jurisdiction.
          (g) None of the Purchased Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code.
     5.15 Litigation. There is no action, suit, claim or proceeding of any nature pending or, to the knowledge of Seller, threatened against Seller which relates to the Business or the Purchased Assets. There are no judicial or administrative actions, claims, suits, proceedings or investigations pending or threatened (a) relating to the Employees or (b) that has had or could reasonably be expected to have a material adverse effect on Seller, nor is there any basis for any such action, claim, suit, proceeding or investigation.
     5.16 Power of Attorney. There are no outstanding powers of attorney executed on behalf of Seller in respect of the Business or the Purchased Assets.
     5.17 Agreements, Contracts and Commitments. Seller is not a party to nor is bound by:
          (a) any Employment Agreement or consulting or sales agreement, contract or commitment with a firm or other organization relating to any Person who performed or is performing services on behalf of the Business;
          (b) any fidelity or surety bond or completion bond secured by the Purchased Assets;
          (c) any lease of personal property in connection with the Purchased Assets having a value in excess of $10,000 individually or $25,000 in the aggregate;
          (d) any agreement, contract or commitment relating to capital expenditures with respect to the Purchased Assets and involving future payments in excess of $10,000 individually or $25,000 in the aggregate;
          (e) any agreement, contract or commitment relating to the licensing, sale or disposition of the Purchased Assets;
          (f) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit secured by the Purchased Assets;
          (g) any purchase order or contract for the purchase of materials relating to the Purchased Assets involving in excess of $10,000 individually or $25,000 in the aggregate;
          (h) any construction contracts relating to the Purchased Assets;
          (i) any dealer, distribution, joint marketing or development agreement relating to the Purchased Assets;
          (j) any sales representative, original equipment manufacturer, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of Seller’s products, technology or services relating to the Purchased Assets; or

          (k) any other agreement, contract or commitment relating to the Purchased Assets that involves $10,000 individually or $25,000 in the aggregate or more and is not cancelable without penalty within thirty (30) days.
     5.18 Products Liability. There is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Entity pending, or to the knowledge of Seller, threatened against or involving Seller relating to any Product alleged to have been defective, or improperly designed or manufactured and involving in each instance more than $5,000 claimed against Seller.
     5.19 Subsidiaries and Affiliates. Seller has no subsidiary or Affiliate, and no assets, Technology or Intellectual Property Rights that would otherwise fall within the definitions of the Purchased Assets are owned, in whole or in part, by any Affiliate. Seller has not at any time transferred or licensed any assets, Technology or Intellectual Property Rights used in or pertaining to the Business to any employee or stockholder of Seller or any entity in which Seller owned or owns more than five percent (5%) of the equity interests of such entity.
     5.20 Compliance with Laws. Seller has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation with respect to the ownership of the Purchased Assets or the conduct or operation of the Business.
     5.21 Product Return Policies; Warranties and Liabilities. For the purposes of this Section 5.21, “Warranties” shall mean all obligations to service, repair (including, without limitation, to provide fixes to program errors), replace, credit, refund and other obligations based upon or arising out of express and implied warranties made or deemed made in connection with the license or sale of goods or the performance of services related to the Business. Seller has not extended or granted any return rights or given or made any Warranties with respect to any products licensed or sold or services performed by it. To the extent relating to the Business, none of Seller’s customers, the distributors of the Products, or end-users have claimed to Seller or to a distributor of Seller’s products, that the Products are defective. No customer has indicated to Seller an intention to return any Products, except returns made in the ordinary course of the Business and consistent with the return policies of Seller (the “Return Policies”). Seller does not have knowledge of any fact or of the occurrence of any event that might reasonably form the basis of any present or future claim against Seller, whether or not fully covered by insurance, for liability on account of negligence or product liability or on account of any Return Policies or Warranties that would have, individually or in the aggregate, a material adverse effect on the conduct of the Business.
     5.22 Customers; Suppliers.
          (a) Section 5.22(a) of the Disclosure Schedule sets forth the names and addresses of all past and present customers of the Business, current monthly revenue from such customer and the expiration date(s) of the Transferred Agreement related to such customer. Seller has not received any notice, and Seller has no reason to believe, that any significant customer of Seller has ceased, or will cease, to use the Products or has substantially reduced, or will substantially reduce, the use of the Products in the immediate future.
          (b) Section 5.22(b) of the Disclosure Schedule sets forth the names and addresses of all the suppliers from which Seller ordered and all independent consultants, software developers or contractors from whom Seller purchased services necessary for the Business (collectively, the “Providers”). Seller has not received any notice, and Seller has no reason to believe that any such Provider will not sell raw materials, supplies, merchandise and other goods or provide services to Buyer after the Closing Date on terms and conditions similar to those imposed on current sales to the Business, subject only to general and customary price increases.
     5.23 Employees. To the knowledge of Seller, no Employee (a) is in violation of any term of any Employment Agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Seller because of the nature of the business conducted by Seller or to the use of trade secrets or proprietary information of others; and (b) has given notice to Seller, nor does Seller otherwise have knowledge that any Employee intends to terminate his or her employment with Seller, except as otherwise contemplated by this Agreement.
     5.24 Employee Benefits Plans; ERISA.
          (a) Pension Plans. Neither Seller nor any Affiliate (which, for the purpose of this Section 5.23 only, shall also include any Person under common control with Seller or any of its subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder) has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
          (b) Employee Plans. Section 5.24(b) of the Disclosure Schedule contains a complete list of all Employee Plans.
          (c) Multiemployer Plans. At no time has Seller or any Affiliate contributed to or been requested to contribute to any Multiemployer Plan. Neither Seller nor any Affiliate has at any time ever maintained, established, sponsored or participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.
          (d) No Post-Employment Obligations. No Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and neither Seller nor any of its Affiliates has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.
          (e) COBRA. Seller and, as applicable, its Affiliates, have, prior to the Closing, complied with the health care continuation requirements of COBRA, the requirement of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any similar provisions of state law applicable to the Employees.
          (f) 409A. Seller is not party to any contract, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No stock option or other right to acquire Common Stock or other equity of Seller (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the Board of Directors of Seller in good faith, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock of Seller that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A).
          (g) Effect of Transaction.
               (i) The execution of this Agreement and the consummation of the transactions contemplated herein will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.
               (ii) No payment or benefit that will or may be made to any Identified Employee will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.
     5.25 Employment Matters and Labor Relations.
          (a) Seller and its Affiliates: (i) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to the wages, salaries and other payments to the Employees by virtue of employment, the transactions specifically contemplated by this Agreement or otherwise; (ii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) are not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).
          (b) There are no claims or actions pending or, to the knowledge of Seller, threatened or reasonably anticipated, against Seller or any Affiliate under any worker’s compensation policy or long-term disability policy with respect to any Employees.
          (c) Except as has not had and would not reasonably be expected to have a material adverse effect on its conduct of the Business, Seller is in compliance with all applicable laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such laws respecting employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements and employment agreements, and no claims, controversies, investigation or suits are pending or, to the knowledge of Seller, threatened with respect to such laws, agreements or contracts, either by private individuals or by governmental agencies, and no claims, controversies, investigation or suits are pending or, to the knowledge of Seller, threatened with respect to such laws, agreements or contracts, either by private individuals or by governmental agencies.
          (d) Seller is not engaged in any unfair labor practice which if decided adversely could reasonably be expected have a material adverse effect on its conduct of the Business.
          (e) Seller is not a party to any collective bargaining agreement or written personnel policy applicable to its Employees, other than those listed on Section 5.25(e) of the Disclosure Schedule, true and correct copies of which agreements or policies have heretofore been delivered to Buyer. No labor union represents or has ever represented the Employees. No application or petition for an election of or for certification of a collective bargaining agent relating to the Business is pending.
          (f) There is no unfair labor practice charge or complaint against Seller pending before the National Labor Relations Board or other Governmental Entity which if decided adversely could have a material adverse effect on its conduct of the Business, and no such charge or complaint has been made against Seller during the last thirty-six (36) months. There has not been in the last thirty-six (36) months any strike, slowdown, work stoppage or lockout involving the Business.
          (g) There is no grievance which might have a material adverse effect on its conduct of the Business nor any arbitration proceeding arising out of or under any Employment Agreement is pending against Seller and no claim therefor exists.
          (h) No charges are pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices which if decided adversely could reasonably be expected to have a material adverse effect on its conduct of the Business.
     5.26 Complete Copies of Materials. Seller has delivered or made available true and complete copies of each document (or summaries of the same) that has been requested by Buyer or its counsel.
     5.27 Insurance. Seller maintains valid and enforceable insurance policies and fidelity bonds covering the Business, Employees and directors of Seller. There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and Seller is otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Seller does not have knowledge of any threatened termination of, or premium increase with respect to, any of such policies.
     5.28 Brokers or Finders. Other than the Seller’s engagement of Kirchner and Company, Inc., Seller has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement. Seller has not incurred nor shall incur any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
     5.29 Settlement Schedule; Accounts Receivable. Schedule 3.2(b), which sets forth, among other things, as of February 28, 2007, accounts receivable, deferred revenue, accounts payable, certain prepaid expenses and an estimated net amount resulting from these other amounts due to Seller by Buyer as of the Closing pursuant to Section 3.2, is true and complete. Any accounts receivable and other rights to payment from customers of Seller (a “Receivable”) outstanding as of February 28, 2007 are good and collectible. No Receivable has been contested or is subject to any counterclaim or set-off.
     5.30 Representations Complete. None of the representations or warranties made by Seller (as modified by the Disclosure Schedule), nor any statement made in any schedule, exhibit or certificate furnished by Seller in connection with this Agreement contains, or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, as follows:
     6.1 Organization, Good Standing and Qualification. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. Buyer has all necessary corporate power and authority to own its properties and to carry on its business as now conducted, is duly qualified to transact business and is in good standing in all jurisdictions in which the nature of its business or of its properties make such qualification necessary.
     6.2 Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and, subject to satisfaction of the conditions set forth herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer, and no further action is required on the part of Buyer or its stockholders to authorize the Agreement and the transactions contemplated hereby. This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by Buyer, and this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies.
     6.3 Brokers or Finders. Buyer has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement. Buyer has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
     6.4 No Conflict. The execution and delivery of this Agreement and the Ancillary Agreements does not or will not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under (a) any provision of the certificate of incorporation or the bylaws of Buyer, or (b) any judgment, order or decree specifically naming Buyer.
     6.5 Consents and Approvals. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.
ARTICLE VII
COVENANTS AND AGREEMENTS
     7.1 Access. During the period commencing on the date of this Agreement and continuing through the later of (i) the Expiration Date (as defined below) or (ii) prior to any Dissolution (as defined below), Seller shall (a) afford to Buyer and its representatives, at all reasonable times during normal business hours, full and complete access to Seller’s personnel, properties, contracts, Books and Records, financial and sales systems and other documents and data (including access to all source code related to the Products), (b) furnish Buyer and its representatives with copies of all such contracts, Books and Records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and its representatives with such additional financial, operating, and other data and information (including Returns and supporting documentation) as Buyer may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 7.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby.
     7.2 Operation of the Business. Between the date of this Agreement and the Closing Date, unless otherwise agreed in writing by Buyer, Seller will:
          (a) except as otherwise allowed or required pursuant to the terms of this Agreement, conduct the Business in the ordinary course and in a manner consistent with past practice;
          (b) use commercially reasonable efforts to preserve intact the current business operation of Seller, keep available the services of the current officers, employees and agents of Seller, and maintain the relations and goodwill with its suppliers, customers, landlords, trade creditors, employees, agents and others having business relationships with Seller;
          (c) use commercially reasonable efforts to maintain all of the Purchased Assets in their current condition, ordinary wear and tear excepted and, in the event of any damage to or destruction of any of the Purchased Assets prior to the Closing Date, promptly replace, repair or restore such Purchased Assets;
          (d) pay the debts and Taxes of Seller when due and pay and perform other obligations of Seller when due;
          (e) maintain the Books and Records in the usual, regular and ordinary manner, on a basis consistent with prior years;
          (f) fix any bugs and defects in the Transferred Technology in a manner consistent with past practice and in accordance with reasonable industry standards;
          (g) maintain in full force all insurance policies currently in effect; and
          (h) report periodically to Buyer concerning the status and operation of the Business and the Purchased Assets.
     7.3 Conduct Prior to Closing. Except as otherwise expressly permitted by this Agreement, without the prior written consent of Buyer, between the date of this Agreement and the Closing Date, Seller will not:
          (a) enter into any (i) inbound license agreement with respect to the Intellectual Property Rights of any third party to be incorporated in or used in connection with the Transferred Technology or (ii) outbound license agreement with respect to any of the Purchased Assets, with any third party (other than customers in the ordinary course of business and consistent with past practice);
          (b) settle any pending Actions or Proceedings or obtain any releases of threatened Actions or Proceedings involving or related to the Business;

          (c) terminate the employment of any Identified Employee;
          (d) with respect to any Employee, increase or modify in any material respect the rate of remuneration or any other benefit or consideration (including benefits payable under Employee Plans and whether payable in cash, stock, equity securities, property or otherwise), or any other terms of employment;
          (e) with respect to any Employee, grant any severance or termination pay in cash or otherwise, except pursuant to written agreements outstanding as of the date hereof and as disclosed and provided to Buyer, or policies existing, on the date hereof and as previously disclosed in writing or made available to Buyer, or adopt any new severance plan, amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof, or grant any bonus, payment or equity-based compensation to any Employee (except as expressly permitted by this Agreement), whether payable in cash, stock or other securities;
          (f) take any action, or fail to take any action, that would result in any of the representations and warranties set forth in ARTICLE V not being true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date;
          (g) incur or guarantee any indebtedness for borrowed money in excess of $10,000 in the aggregate involving or related to the Business;
          (h) file a petition in bankruptcy, make an assignment for the benefit of creditors or file a petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws;
          (i) enter into any agency, partnership, joint venture or trust;
          (j) terminate, renew or make any material amendments to any of the Transferred Agreements;
          (k) sell, assign, license, lease, transfer, convey or pledge the Purchased Assets or commit itself to sell, assign, license, lease, transfer, convey or pledge the Purchased Assets or subject any of the Purchased Assets to a security interest;
          (l) revalue any of the Purchased Assets including, without limitation, writing down the value of Inventory; or
          (m) take, or agree in writing or otherwise to take, any of the actions described in Sections 7.3(a) through 7.3(l) above, or any other action that would prevent Seller from performing or cause Seller not to perform its covenants hereunder.
     7.4 No Solicitation. Unless otherwise agreed in writing, until the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with its terms, Seller shall not (nor will Seller permit any of their respective officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Buyer and its designees: (a) solicit, encourage, initiate or participate in any negotiations or discussions with respect to, any offer or proposal to acquire (i) any of the Purchased Assets or (ii) any significant interest in Seller whether by merger, purchase of assets, tender offer or otherwise, or effect any such transaction to the extent such transaction would be consummated prior to the earlier of the consummation of the transactions contemplated hereby or the termination of this Agreement, (b) disclose any information not customarily disclosed to any Person concerning the Business or afford to any Person access to the Purchased Assets or to the books or records pertaining thereto, (c) assist or cooperate with any Person to make any proposal to purchase any significant interest in the Purchased Assets, or (d) enter into any agreement with any Person providing for the acquisition of Seller or the Purchased Assets (whether by way of merger, purchase of assets, tender offer or otherwise). In the event Seller shall receive any offer or proposal, directly or indirectly, of the type referred to in clause (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, it shall immediately inform Buyer as to any such offer or proposal and will cooperate with Buyer by furnishing any information it may reasonably request. Seller agrees that it shall, and it shall cause its officers, directors, agents, representatives and affiliates to, immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any offer or proposal to acquire (a) any of the Purchased Assets or (b) any significant interest in Seller (an “Acquisition Proposal”). Seller agrees that it will promptly request each Person that has entered into a confidentiality agreement with Seller in connection with its consideration of an Acquisition Proposal to return all confidential information heretofore furnished to such Person by or on behalf of Seller. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 7.4 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by Seller that Buyer is entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 7.4 and to enforce specifically the terms and provisions hereof of any court of the United States having jurisdiction, this being in addition to any other remedy to which Buyer may be entitled at law or in equity.
     7.5 Confidentiality.
          (a) The terms of the Confidentiality and Nondisclosure Agreement dated January 31, 2006 between Buyer and Seller (the “Confidentiality Agreement”) are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time, except as set forth below, such Confidentiality Agreement and the obligations of the parties under this Section 7.5 shall terminate; provided, however, that the Confidentiality Agreement shall terminate only in respect of that portion of the Proprietary Information (as defined in the Confidentiality Agreement) exclusively relating to the Business and the Purchased Assets and, without limiting the foregoing, the Confidentiality Agreement shall continue to apply to the Excluded Assets, the Excluded Liabilities and the Transaction Materials (as hereinafter defined). “Transaction Materials” means the terms and conditions of this Agreement and the Ancillary Agreements. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in all respects.
          (b) Buyer shall be free to use for any purpose any information retained by any employees of Seller who become employees of Buyer subsequent to the Closing as a result of their service as employees of Seller, whether tangible or in the minds of such employees, including any ideas, concepts, know-how or techniques. Buyer shall have no obligation to pay any royalties for any work resulting from the use of such information.
     7.6 Notification of Certain Matters. Seller shall give prompt notice to Buyer of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate at or prior to the Closing and any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.6 shall not limit or otherwise affect any remedies available to the party receiving such notice.

     7.7 Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, the parties hereto shall each use commercially reasonable efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to satisfy all conditions to the obligations of the parties under this Agreement and to cause the transactions contemplated herein to be effected in accordance with the terms hereof and shall cooperate fully with each other and their respective representatives in connection with any steps required to be taken as a part of their respective obligations under this Agreement. In addition, Seller agrees that if Buyer is required under any federal, state or local rules, regulations or laws to perform an audit of the Business, then Seller shall cooperate with Buyer and Buyer’s accountants in all reasonable respects, including without limitation, providing access to Seller’s Books and Records and work papers during normal business hours.
     7.8 Public Announcements. Neither party will issue any press release or make any other public announcement relating to the transactions contemplated by this Agreement without the prior consent of the other party; provided, however, that either party may make any public disclosure it reasonably believes necessary under applicable law, regulation or stock market rule.
     7.9 Stockholder Approval. As promptly as practical after the date of this Agreement, Seller shall submit this Agreement and the transactions contemplated hereby to its stockholders for approval and adoption as provided by the Delaware General Corporation Law and the certificate of incorporation and the bylaws of Seller. Such submission, and any proxy or consent in connection therewith shall specify that adoption of this Agreement shall constitute approval by the stockholders of the indemnification obligations of the Indemnifying Parties and the establishment of the Escrow Fund, each as set forth in ARTICLE X hereof. Seller shall use its reasonable best efforts to obtain the consent of a sufficient number of stockholders to approve this Agreement and the transactions contemplated by this Agreement and to enable the Closing to occur as promptly as practicable.
     7.10 Consents.
          (a) Seller shall obtain all consents, waivers and approvals as may be required in connection with this Agreement and the transactions contemplated hereby so as to assign all rights of, and benefits to, Buyer hereunder.
          (b) If any consent for a Transferred Agreement pursuant to which consent is required hereby shall not have been obtained, and Buyer waives the condition in Section 8.6 hereof relating to such consent and the Closing occurs, then Seller hereby agrees that:
               (i) such agreement shall not be treated as a Transferred Agreement for any purpose hereunder (a “Non-Transferred Agreement”) until such time, if any, as the consent is obtained pursuant to subsection (ii) below;
               (ii) for the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, at Buyer’s request, Seller shall use commercially reasonable efforts to obtain all such consents, in a form and substance acceptable to Buyer, that are necessary to effect the valid transfer from Seller to Buyer of, and vest in Buyer valid title or rights in and to, the Non-Transferred Agreements;
               (iii) upon the receipt of any such consents under any Non-Transferred Agreement after the Closing Date and prior to the first anniversary of the Closing Date, such Non-Transferred Agreement shall be transferred and assigned to Buyer, and thereafter deemed to be a

Transferred Agreement for purposes of this Agreement and any applicable Ancillary Agreements, effective as of the date of such consent, waiver, approval or authorization; and
               (iv) any Liability of Seller under or arising out of such Non-Transferred Agreement shall not be assumed by Buyer and shall be a Excluded Liability unless and until such agreement becomes a Transferred Agreement pursuant to subsection (iii) above.
     7.11 Employment Liabilities. From and after the Closing Date, Seller and any Affiliates (which, for purposes of this Section 7.11 shall not include Buyer) shall (a) sponsor and (b) assume or retain, as the case may be, and be solely responsible for all Employment Liabilities whether incurred before, on or after the Closing Date.
     7.12 Post Closing Tax Covenants.
          (a) Subject to Section 7.12(c) below, Seller will be responsible for the preparation and filing of all Returns of Seller (including Returns required to be filed after the Closing Date) to the extent such Returns include or relate to Seller’s operation of the Business or Seller’s use or ownership of the Purchased Assets on or prior to the Closing Date. Seller’s Returns to the extent they relate to the Business or Purchased Assets shall be true, complete and correct and prepared in accordance with applicable law. Seller will be responsible for and make all payments of Taxes shown to be due on such Returns to the extent they relate to the Purchased Assets or the Business.
          (b) Buyer will be responsible for the preparation and filing of all Returns it is required to file with respect to Buyer’s ownership or use of the Purchased Assets or its operation of the Business attributable to taxable periods (or portions thereof) commencing after the Closing Date. Buyer’s Returns, to the extent they relate to the Purchased Assets or the Business, shall be true, complete and correct and prepared in accordance with applicable law in all respects. Buyer will make all payments of Taxes shown to be due on such Returns to the extent they relate to the Purchased Assets or the Business.
          (c) In the case of any real or personal property taxes (or other similar Taxes) attributable to the Purchased Assets for which Taxes are reported on a Return covering a period commencing before the Closing and ending thereafter (a “Straddle Period Tax”), any such Straddle Period Taxes shall be prorated between Buyer and Seller on a per diem basis. The party required by law to pay any such Straddle Period Tax (the “Paying Party”) shall file the Return related to such Straddle Period Tax within the time period prescribed by law and shall timely pay such Straddle Period Tax. To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other party (the “Non-Paying Party”) with notice of payment, and within 10 days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.
          (d) To the extent relevant to the Business or the Purchased Assets, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes. Seller shall retain all documents, including prior years’ Returns, supporting work schedules and other records or information with respect to all sales, use and employment tax returns and, absent the receipt by Seller of the relevant tax clearance certificates, shall not destroy or otherwise dispose of any such records for six (6) years after Closing without the prior written consent of Buyer.

     7.13 Non-Competition Obligation.
          (a) Beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “Non-Competition Period”), Seller shall not directly or indirectly (other than on behalf of Buyer), without the prior written consent of Buyer, engage in a Competitive Business Activity (as defined below) anywhere in the Restricted Territory (as defined below), whether as an employee, agent, consultant, advisor, independent contractor, proprietor, principal, partner, stockholder, officer, director or otherwise. For all purposes hereof, the term “Competitive Business Activity” shall mean: (i) engaging in, managing or directing persons engaged in any business related to the Business or any Product; (ii) acquiring or having an ownership interest in any entity which derives revenues from any business related to the Business (except for ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended); or (iii) participating in the financing, operation, management or control of any firm, partnership, corporation, entity or business described in clause (ii) of this sentence. For all purposes hereof, the term “Restricted Territory” shall mean worldwide.
          (b) During the Non-Competition Period, Seller shall not directly or indirectly solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing of encouraging, any employee of Buyer to terminate his or her employment with Buyer.
          (c) The covenants contained in Section 7.13(a) shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 7.13(a). If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of Section 7.13(a) are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.
          (d) Seller acknowledges that (i) the goodwill associated with the existing business, customers and assets of the Business prior to the Closing are an integral component of the value of the Business to Buyer and is reflected in the value of the Purchase Price to be received by Seller, and (ii) Seller’s agreement as set forth in Sections 7.13(a) and 7.13(b) is necessary to preserve the value of the Business for Buyer following the Closing. Seller also acknowledges that the limitations of time, geography and scope of activity agreed to in Section 7.13(a) are reasonable because, among other things, (i) Buyer and Seller are engaged in a highly competitive industry, (ii) Seller has had unique access to the trade secrets and know-how of the Business including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of the Business, and (iii) Seller is receiving significant consideration in connection with the consummation of the transactions contemplated by this Agreement.
          (e) The parties agree that in the event of a breach or threatened breach by Seller of any of the covenants set forth in Sections 7.13(a) or 7.13(b), monetary damages alone would be inadequate to fully protect Buyer from, and compensate Buyer for, the harm caused by such breach or threatened breach. Accordingly, Seller agrees that if it breaches or threatens breach of any provision of Sections 7.13(a) or 7.13(b), Buyer shall be entitled to, in addition to any other right or remedy otherwise available, the right to injunctive relief restraining such breach or threatened breach and to specific performance of any such provision of Sections 7.13(a) or 7.13(b), and Buyer shall not be required to post a bond in connection with, or as a condition to, obtaining such relief before a court of competent jurisdiction.
     7.14 Employee Matters. As of the date hereof, each of the Key Employees shall have accepted Buyer’s offer of employment and shall have executed an Offer Letter, which shall be in effect as of the Closing Date, and at least seventy percent (70%) of the Identified Employees shall have accepted Buyer’s offer of employment and shall have executed an Offer Letter, which shall be in effect as of the Closing Date.
     7.15 Bulk Transfer Laws. Buyer hereby waives compliance by Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Assets to Buyer (other than any obligations with respect to the application of the proceeds herefrom); provided, however, that Seller agrees to indemnify Buyer against any and all liabilities which may be asserted by third parties against Buyer as a result of Seller’s noncompliance with any such law.
     7.16 Dissolution of Seller. For a period of not less than six (6) months following the Closing Date, Seller shall not liquidate, dissolve or wind up (each, a “Dissolution”), nor shall Seller commence any actions that might reasonably be expected to result in a Dissolution; provided however, that during such period Seller shall not be restricted from distributing the amount received by Seller pursuant to Section 3.2(a)(i) of this Agreement.
ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF BUYER
     The obligations of Buyer hereunder to consummate and effect the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Buyer in its sole discretion):
     8.1 Representations and Warranties. Each of the representations and warranties made by Seller in this Agreement shall be true and correct when made and, except to the extent such representations and warranties speak as of an earlier date, shall be true and correct on and as of the Closing Date, as though made on that date, and Seller shall deliver to Buyer a certificate to such effect signed by the Chief Executive Officer of Seller on behalf of Seller.
     8.2 Performance. Seller shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller at or before the Closing, and Seller shall deliver to Buyer a certificate to such effect signed by the Chief Executive Officer of Seller on behalf of Seller.
     8.3 Secretary’s Certificate. Seller shall have delivered to Buyer a certificate, dated the Closing Date and validly executed by the Secretary of Seller, certifying as to (a) the terms and effectiveness of the certificate of incorporation and the bylaws of Seller and (b) the valid adoption of resolutions of the Board of Directors and stockholders of Seller approving this Agreement and the consummation of the transactions contemplated hereby.
     8.4 Orders and Laws. There shall not be in effect on the Closing Date any order or law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

     8.5 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to, any Governmental Entity necessary to permit Buyer and Seller to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given, and all terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.
     8.6 Third Party Consents. All consents (or in lieu thereof waivers) to the performance by Seller of its obligations under this Agreement or to the consummation of the transactions contemplated hereby as are required under any contract, agreement or commitment to which Seller is a party or by which any of the Purchased Assets are bound shall have been obtained and shall have been delivered to Buyer.
     8.7 Releases from All Liens. A duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Buyer, that are necessary or appropriate to evidence the release of all Liens against payment of outstanding obligations shall have been obtained.
     8.8 Executed Payoff Letters. Duly and validly executed payoff letters from Square 1 Bank, Maveron Equity Partners and Mosaic Equity Partners, in form and substance reasonably satisfactory to Buyer, shall have been obtained.
     8.9 No Material Adverse Effect. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a material adverse effect on the Business, the Products or the Purchased Assets since the date of this Agreement.
     8.10 Proceedings. All proceedings to be taken on the part of Seller in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Buyer, and Buyer shall have received copies of all such documents and other evidences as Buyer may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.
     8.11 Claims. There shall be no action or proceeding of any nature pending or threatened against (a) Seller, its properties or any of its officers or directors arising out of, or in any way connected with, the transactions contemplated hereby, or (b) the Products or the Purchased Assets.
     8.12 Legal Opinion. Buyer shall have received a legal opinion from Heller Ehrman LLP, counsel to Seller, substantially in the form attached hereto as Exhibit E.
     8.13 Seller Stockholder Approval. This Agreement shall have been approved and adopted by Seller’s stockholders by the requisite vote under the Delaware General Corporation Law and Seller’s certificate of incorporation and bylaws.
     8.14 Deliveries. Seller shall have delivered to Buyer executed copies of the Ancillary Agreements.
     8.15 Employment Matters. Each of the Key Employees and at least seventy percent (70%) of the Identified Employees shall have accepted and not rescinded their acceptance of Buyer’s offer of employment pursuant to the Offer Letters.

ARTICLE IX
CONDITIONS TO OBLIGATIONS OF SELLER
     The obligations of Seller hereunder to consummate and effect the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):
     9.1 Representations and Warranties. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct when made, and Seller shall have received a certificate to such effect signed by a duly authorized officer of Buyer.
     9.2 Performance. Buyer shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Buyer at or before the Closing, and Seller shall have received a certificate to such effect signed by a duly authorized officer of Buyer.
     9.3 Orders and Laws. There shall not be in effect on the Closing Date any order or law that became effective after the date of this Agreement restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.
     9.4 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to, any Governmental Entity necessary to permit Seller and Buyer to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given, and all terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.
ARTICLE X
SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION AND ESCROW
     10.1 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of Seller contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive the Closing and will continue (regardless of any investigation made by or on behalf of the parties to this Agreement) until 5:00 p.m. Pacific Time on the first anniversary of the Closing (the “Expiration Date”); provided, however, in the event of fraud or intentional misrepresentation of a representation or warranty, such representation or warranty shall survive indefinitely with respect to the Person committing such fraud or intentional misrepresentation. The representations and warranties of Buyer contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing. The covenants and agreements set forth in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall not expire and shall survive indefinitely.
     10.2 Indemnification.
          (a) Seller (an “Indemnifying Party”) shall indemnify and hold Buyer and its employees, officers, directors and affiliates (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (hereinafter individually, a “Loss” and collectively, “Losses”) paid, sustained, incurred or accrued by any Indemnified Party, or any of them, directly or indirectly, as a result of or in connection with, (i) any breach or inaccuracy of any representation or warranty of an Indemnifying Party contained in this Agreement or any document, certificate, or agreement delivered in connection hereto; (ii) any failure by an Indemnifying Party to perform or comply with any covenant contained in this Agreement or any document, certificate, or agreement delivered in connection hereto; (iii) Liabilities of Seller, whether arising before or after the Closing Date, that are not expressly assumed by Buyer pursuant to this Agreement including, without limitations, the Excluded Liabilities; (iv) any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of Seller occurring or existing prior to the Closing; (v) Liabilities arising from or related to any failure to comply with laws relating to bulk transfers or bulk sales with respect to the transactions contemplated by this Agreement; or (vi) Transfer Taxes. Each of the parties to this Agreement acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Closing, which if resolved at the Closing would have led to a reduction in the Purchase Price. To the extent that an Indemnifying Party’s undertakings set forth in this Section 10.2 may be unenforceable, such Indemnifying Party shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by Buyer.
          (b) For the purpose of this ARTICLE X only, in the event of any inaccuracy or breach of a representation or warranty of an Indemnifying Party contained in ARTICLE V herein, the amount of any Loss resulting from such inaccuracy or breach of such representation or warranty shall be determined without giving effect to any requirement in any representation or warranty that an event or fact be material or have a material adverse effect, and any such requirement shall be disregarded for such purpose. There shall be no right of contribution from any Indemnified Party with respect to any Loss.
          (c) Any Person committing fraud shall be liable for, and shall indemnify and hold the Indemnified Parties harmless for, any Losses incurred or sustained by the Indemnified Parties, or any of them, directly or indirectly, as a result of such fraud committed by such Person, regardless of when such fraud was discovered.
          (d) Nothing in this Agreement shall limit the right of any Indemnified Party to pursue remedies under any Ancillary Agreement against the parties thereto.
     10.3 Limitations.
          (a) Except as set forth in Section 10.3(b), the maximum amount an Indemnified Party may recover from an Indemnifying Party pursuant to the indemnity provided for in Section 10.2 hereof shall be limited to the Escrow Fund; provided, however, that except as set forth in Section 10.3(b), prior to any Dissolution, the liability of an Indemnifying Party for breaches of representations and warranties contained in Section 5.12 (Intellectual Property) shall be limited to a dollar amount equal to the Purchase Price. No Indemnifying Party shall be required to indemnify an Indemnified Party hereunder until such time as the aggregate amount of Losses for which the Indemnified Party are entitled to indemnification pursuant to this Agreement exceeds $20,000, at which time the Indemnifying Party shall be obligated to indemnify the Indemnified Party for the full amount of all such Losses, subject to the limitations set forth herein.
          (b) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit the right of any Indemnified Party to pursue any available remedies for Losses exceeding the amount of the Escrow Fund to the extent that any such Losses are paid, sustained, incurred or accrued by any Indemnified Party, or any of them, directly or indirectly, as a result of, or in connection with, Losses resulting from (i) fraud, intentional misrepresentation or willful misconduct, (ii) Liabilities, whether arising before or after the Closing Date, that are not expressly assumed by Buyer pursuant to this Agreement, including without limitation, the Excluded Liabilities, or (iii) any Transfer Taxes.
          (c) Nothing herein shall limit the liability of an Indemnifying Party for any breach of any representation, warranty or covenant if the Closing does not occur.
     10.4 Escrow Arrangements.
          (a) Escrow Fund. By virtue of this Agreement and as sole security for the indemnity provided for in Section 10.2 hereof (except as set forth in Section 10.3 above), an amount of the Purchase Price, the Escrow Amount, shall be deposited by Buyer as soon as practicable after the Closing with the Escrow Agent, such deposit to constitute the Escrow Fund. The Escrow Fund shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this ARTICLE X.
          (b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Closing and shall terminate at 5:00 p.m. Pacific Time on the Expiration Date (the “Escrow Period”). Promptly following the Expiration Date, the Escrow Agent shall transfer to Seller, pursuant to written instructions by Buyer, the remaining Escrow Fund, if any; provided, however, that the Escrow Period shall not terminate with respect to such amount (or some portion thereof), that is the subject of any unresolved claims set forth in an Officer’s Certificate received by the Escrow Agent prior to the termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall transfer to Seller, pursuant to written instructions by Buyer, the remaining portion of the Escrow Fund not required to satisfy such claims.
          (c) Protection of Escrow Fund. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof. All income earned on the cash in the Escrow Fund, if any, shall become part of, and be held as an additional portion of, the Escrow Fund.
          (d) Ownership of Cash Held in Escrow Fund. The parties hereto agree that, for tax reporting purposes, Seller is the owner of any cash in the Escrow Fund until such cash is distributed in accordance with this Agreement, and that all interest on or other taxable income, if any, earned from the investment of such cash shall be treated for tax purposes as earned by Seller.
          (e) Claims Upon Escrow Fund. Subject to Section 10.4(f) hereof, upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Buyer (an “Officer’s Certificate”): (i) stating that an Indemnified Party has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such reasonably anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant or otherwise to which such item is related, the Escrow Agent shall, subject to the provisions of Section 10.4(f) hereof, transfer to Buyer out of the Escrow Fund, as promptly as practicable, funds held in the Escrow Fund in an amount equal to such Losses.
          (f) Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to Seller and for a period of thirty

(30) days after such delivery, the Escrow Agent shall make no transfer to Buyer of any Escrow Amounts pursuant to Section 10.4(e) hereof unless the Escrow Agent shall have received written authorization from Seller to make such transfer. After the expiration of such thirty (30) day period, the Escrow Agent shall transfer the funds from the Escrow Fund in accordance with Section 10.4(e) hereof; provided, however, that no such transfer may be made if Seller shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.
          (g) Resolution of Conflicts; Arbitration.
               (i) In case Seller shall object in writing to any claim or claims made in any Officer’s Certificate as provided in Section 10.4(f) hereof, Seller and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If Seller and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute funds from the Escrow Fund in accordance with the terms thereof.
               (ii) If no such agreement can be reached after good faith negotiation, either Buyer or Seller may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Buyer and Seller shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 10.4(f) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.
               (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Alameda County, California under the rules then in effect of the American Arbitration Association. For purposes of this Section 10.4(g), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, Buyer shall be deemed to be the prevailing party in the event that the arbitrators award Buyer an amount equal to at least the sum of one-half (1/2) of the disputed amount plus any amounts not in dispute; otherwise, Seller shall be deemed to be the prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, reasonable attorneys fees and costs, incurred by the other party to the arbitration.
          (h) Third-Party Claims. In the event Buyer becomes aware of a third-party claim that Buyer reasonably believes may result in a demand against the Escrow Fund or otherwise, Buyer shall notify Seller of such claim, and Seller shall be entitled, at its expense, to participate in any defense of such claim. Buyer shall have the right in its sole discretion to control the defense of all such claims and to settle any such claim; provided, however, that no settlement of any such claim with third-party claimants shall determine the amount of any claim against the Escrow Fund or otherwise, except with the consent of Seller. In the event that Seller has consented to any such settlement, Seller shall have no power or authority to object under any provision of this ARTICLE X to the amount of any claim by Buyer against the Escrow Amount or otherwise with respect to such settlement.
          (i) Escrow Agent’s Duties.
               (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions that the Escrow Agent may receive after the date of this Agreement that are signed by an officer of Buyer and Seller, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith; provided, however, that the Escrow Agent has exercised reasonable care in the selection of such counsel.
               (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law or the arbitrators, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or the arbitrators. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
               (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder absent gross negligence or willful misconduct.
               (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent absent gross negligence or willful misconduct.
               (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel provided that the Escrow Agent has exercised reasonable care in the selection of such counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

               (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds held in escrow and may wait for settlement of any such controversy by final appropriate legal proceedings. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may, at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all cost, expenses, charges and reasonable attorneys fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liabilities imposed by the terms of this Agreement.
               (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, attorneys fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.
               (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent, which shall be accomplished as follows: The parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.
               (ix) The Escrow Agent shall invest and reinvest moneys on deposit in the Escrow Fund upon written direction from an authorized signatory for both Buyer and Seller. In the absence of such joint written instructions, funds shall be invested in a U.S. Bank Money Market Account, which is FDIC-insured, until such joint written instructions are received. The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the escrowed property, as applicable, provided that the Escrow Agent has made such investment, reinvestment or liquidation of the escrowed property in accordance with the terms, and subject to the conditions of this Agreement.
          (j) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Buyer. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated by Buyer for such extraordinary services and reimbursed for all costs, attorneys fees, and expenses occasioned by such default, delay, controversy or litigation.

ARTICLE XI
TERMINATION
     11.1 Termination. Except as provided in Section 11.2, this Agreement may be terminated and the Asset Acquisition abandoned at any time prior to the Closing:
          (a) by mutual written consent of Buyer and Seller;
          (b) by Buyer or Seller, if (i) the Closing has not occurred by March 31, 2007; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated hereby; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would make consummation of the transactions contemplated by this Agreement illegal;
          (c) by Buyer, if Seller has failed to provide Buyer with access to information regarding the Business which Buyer reasonably requests in order to complete its due diligence within a reasonable time;
          (d) by Buyer, if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transaction contemplated by this Agreement by any Governmental Entity, which would: (i) prohibit Buyer’s ownership or operation of any portion of the Purchased Assets or (ii) compel Buyer to dispose of or hold separate all or a portion of the Purchased Assets as a result of the transactions contemplated by this Agreement;
          (e) by Buyer, if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant, agreement or obligation contained in this Agreement on the part of Seller, or if any representation or warranty of Seller shall have become inaccurate, in either case such that the conditions set forth in Sections 8.1 or 8.2 hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that such breach has not been cured within five (5) calendar days after written notice to Seller; provided further, however, that no cure period shall be required for a breach which by its nature cannot be cured;
          (f) by Seller, if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant, agreement or obligation contained in this Agreement on the part of Buyer, or if any representation or warranty of Buyer shall have become inaccurate, in either case such that the conditions set forth in Sections 9.1 or 9.2 hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that such breach has not been cured within five (5) calendar days after written notice to Buyer; provided further, however, that no cure period shall be required for a breach which by its nature cannot be cured; or
          (g) by Buyer, if an event having a material adverse effect on the Business or Purchased Assets shall have occurred after the date of this Agreement.
     11.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, or its affiliates, officers, directors or stockholders, provided, however, that the provisions of Sections 7.5, 7.8 and 12.7 of this Agreement shall remain in full force and effect and survive any termination of this Agreement. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach hereof.
ARTICLE XII
GENERAL
     12.1 No Third Party Beneficiaries. Nothing contained in this Agreement shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.
     12.2 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally or by commercial messenger or courier service on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail registered or certified, postage prepaid, and properly addressed as follows:

If to Buyer:	Taleo Corporation
4140 Dublin Boulevard, Suite 400
Dublin, CA 94568
Attn: Chief Executive Officer
Telephone: (925) 452-3000
Fax: (925) 452-3001

With a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention: Mark A. Bertelsen, Esq.
Telephone: (650) 493-9300
Fax: (650) 496-4367

If to Seller:	JobFlash, Inc.
c/o Michael Krueger
43575 Mission Blvd Suite 630
Fremont, CA 94539
Telephone: (888) 904-6500
Fax: (800) 765-7935

With a copy to:	Heller Ehrman LLP
275 Middlefield Road
Menlo Park, CA 94025
Attention: John Sellers, Esq.
Telephone: (650) 324-7000
Fax: (650) 324-0638

If to Escrow Agent:	U.S. Bank National Association
One California Street, Suite 2100
San Francisco, CA 94111
Attn: Sheila K. Soares
Telephone: (415) 273-4532
Fax: (415) 273-4590

     12.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors, assigns, heirs, executors and personal representatives.
     12.4 Entire Agreement; Modification; Waiver. This Agreement (including the documents referred to herein) and the schedules and exhibits attached to this Agreement set forth the entire agreement of the parties hereto with respect to the matters contained herein and no prior or contemporaneous agreement or understanding pertaining to any such matter shall be effective for any purpose. No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by all of the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, any waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.
     12.5 Dispute Resolution. Except as provided in Section 10.4(g) hereof, in the case of any disputes under this Agreement, the parties shall first attempt in good faith to resolve their dispute informally, or by means of mediation as follows: either party may, upon written notice to the other, submit such dispute to the parties’ executives who have the authority to settle the controversy, who shall meet to attempt to resolve the dispute by good faith negotiations. In the event the parties are unable to resolve such dispute within thirty (30) days after such notice is received, either party may elect to submit the dispute to mediation in Alameda County, California. If such mediation is unsuccessful in resolving the dispute, either party may avail itself of any remedies available to it, whether at law or in equity, in accordance with Section 12.8 hereof. Notwithstanding anything to the contrary, each party shall have the right to apply to the San Francisco Federal District Court in the State of California at any time for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, notwithstanding any informal dispute resolution procedures herein.
     12.6 Attorneys’ Fees. In any action between the parties hereto seeking enforcement of any of the terms and provisions of this Agreement, the prevailing party in such action shall be entitled, in addition to damages, injunctive or other relief, to its reasonable costs and expenses, and reasonable attorneys’ fees.
     12.7 Expenses. Whether or not the Asset Acquisition is consummated, each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement and the exhibits hereto.
     12.8 Construction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE SAN FRANCISCO FEDERAL DISTRICT COURT WITHIN THE STATE OF CALIFORNIA, IN CONNECTION WITH ANY MATTER BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREIN, AGREES THAT PROCESS MAY BE SERVED UPON THEM IN ANY MANNER AUTHORIZED BY THE LAWS OF THE STATE OF CALIFORNIA FOR SUCH PERSONS, AND WAIVES AND COVENANTS NOT TO ASSERT OR PLEAD ANY OBJECTION THAT THEY MIGHT OTHERWISE HAVE TO SUCH JURISDICTION AND SUCH PROCESS.

     12.9 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and assigns. No party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).
     12.10 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. This Agreement does not create any agency, partnership, joint venture or trust.
     12.11 Counterparts. This Agreement may be signed by the parties in counterparts and the signature pages combined shall create a document binding on all parties.
     12.12 Severability. If any provision of the Agreement is held to be invalid or unenforceable at law, that provision will be reformed as a valid provision to reflect as closely as possible the original provision giving maximum effect to the intent of the parties, or if that cannot be done, will be severed from the Agreement without affecting the validity or enforceability of the remaining provisions.
     12.13 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”
     12.14 Extension; Waiver. At any time prior to the Closing, Buyer or Seller may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions for the benefit thereof contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of all of the parties hereto.
     12.15 U.S. Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties hereto each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

TALEO CORPORATION
By:	/s/ Michael P. Gregoire
	Name:	Michael P. Gregoire
	Title:	President and Chief Executive Officer

JOBFLASH, INC.
By:	/s/ Michael Krueger
	Name:	Michael Krueger
	Title:	President and Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Sheila K. Soares
	Name:	Sheila K. Soares
	Title:	Vice President

(Signature Page to Asset Purchase Agreement)

OMITTED ATTACHMENTS TO THE ASSET PURCHASE AGREEMENT
     The following attachments to the Asset Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Taleo hereby undertakes to provide to the Securities and Exchange Commission copies of such documents upon request; provided, however, that Taleo reserves the right to request confidential treatment for portions of any such documents.

ATTACHMENT	DESCRIPTION

Exhibit A	Form of Offer Letter

Exhibit B	Form of Transition Services Agreement

Exhibit C	Form of Bill of Sale

Exhibit D	Form of Assumption Agreement

Exhibit E	Form of Legal Opinion

Schedule 1.1(s)	Excluded Assets

Schedule 1.1(w)	Identified Employees

Schedule 1.1(z)	Key Employees

Schedule 1.1(hh)	Products

Schedule 1.1(kk)	Purchased Inventories

Schedule 1.1(ll)	Purchased Tangible Properties

Schedule 1.1(tt)	Transferred Agreements

Schedule 1.1(uu)	Transferred IP

Schedule 1.1(vv)	Transferred Technology

Schedule 2.2(a)	Assumed Liabilities

Schedule 3.2(b)	Settlement